                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G
                               (Rule 13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES

      13d-1 (b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                              (Amendment No. 1)*

                               HEARTPORT, INC.
                     ----------------------------------
                              (Name of Issuer)

                                COMMON STOCK
                     ----------------------------------
                       (Title of Class of Securities)

                                 421969-106
                     ----------------------------------
                               (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                                Page 1 of 7 Pages
                        Exhibit Index Contained on Page 7

CUSIP No. 421969-106                  13G                 Page  2  of  8  Pages
          ----------                                           ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     WESLEY D. STERMAN, M.D.

     I.R.S. Identification No. of the above persons (entities only)

            Tax ID Number:
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
           UNITED STATES OF AMERICA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power               3,205,492
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power               NOT APPLICABLE
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power               3,205,492
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power               NOT APPLICABLE
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                        3,205,492
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                                        12.9%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
                                                        IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page  3  of  7  Pages
                                                               ---    ---


ITEM 1(a).  NAME OF ISSUER

            HEARTPORT, INC.
-------------------------------------------------------------------------------

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            200 CHESAPEAKE DRIVE, REDWOOD CITY, CA  94063
-------------------------------------------------------------------------------

ITEM 2(a).  NAME OF PERSON(S) FILING

            WESLEY D. STERMAN, M.D.
-------------------------------------------------------------------------------

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            C/O HEARTPORT, INC.
            200 CHESAPEAKE DRIVE
            REDWOOD CITY, CA  94063
-------------------------------------------------------------------------------

ITEM 2(c).  CITIZENSHIP

            UNITED STATES OF AMERICA
-------------------------------------------------------------------------------

ITEM 2(d).  TITLE OF CLASS OF SECURITIES

            COMMON STOCK
-------------------------------------------------------------------------------

ITEM 2(e).  CUSIP NUMBER

            CUSIP NO. 421969-106
-------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(d), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            NOT APPLICABLE.

                                                          Page  4  of  7  Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:

        See Row 9 of cover page.
    ---------------------------------------------------------------------------

    (b) Percent of Class:

        See Row 11 of cover page.
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

              See Row 5 of cover page.
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote

              See Row 6 of cover page.
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of

              See Row 7 of cover page.
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of

              See Row 8 of cover page.
              -----------------------------------------------------------------

                                                          Page  5  of  7  Pages
                                                               ---    ---

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         NOT APPLICABLE.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         NOT APPLICABLE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         NOT APPLICABLE.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         NOT APPLICABLE.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NOT APPLICABLE.

ITEM 10. CERTIFICATION

         NOT APPLICABLE.

                                                          Page  6  of  7  Pages
                                                               ---    ---


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1998

/s/ WESLEY D. STERMAN, M.D.
----------------------------------------
WESLEY D. STERMAN, M.D.

                                                          Page  7  of  7  Pages
                                                               ---    ---


                               EXHIBIT INDEX

                                                               Found on
                                                             Sequentially
Exhibit                                                      Numbered Page
-------                                                      -------------


NOT APPLICABLE.